Exhibit 99.1

June 11, 2015

ZAGG Adjourns Annual Stockholders' Meeting to June 25, 2015 to Allow Stockholders
Additional Time to Review Supplemental Proxy Information

SALT LAKE CITY, June 11, 2015 (GLOBE NEWSWIRE) -- ZAGG Inc (Nasdaq: ZAGG), a leading global mobile device accessories company, announced today at its annual stockholders’ meeting, which the Company convened at 9:00 a.m. Mountain Standard Time, the decision to adjourn the meeting without concluding the voting on Proposal 1, the election of directors, and Proposal 3, the say-on-pay proposal, in order to give stockholders adequate time to evaluate the material covered in the Company’s supplemental proxy materials. The voting will remain open until Thursday, June 25, 2015, when the Company will reconvene the 2015 Annual Meeting of Stockholders and conclude the voting on those two proposals. The Company filed supplemental proxy materials on form DEFA 14A on June 8, 2015 with the Securities and Exchange Commission (“SEC”).

The Company did proceed with the voting on Proposal 2, the ratification of appointment of Independent Registered Public Accounting Firm, and Proposal 4, to approve adoption of the ZAGG Inc Employee Stock Purchase Plan. Stockholders approved the appointment of KPMG, LLP as the Company’s Independent Registered Public Accounting Firm. Stockholders also approved the adoption of the ZAGG Inc Employee Stock Purchase Plan.

During the adjournment of the meeting, the Company will continue to solicit proxies from its stockholders with respect to the proposals 1 and 3 set forth in the Company's proxy statement filed with the SEC on April 20, 2015., and the supplemental proxy material referenced above. Proxies previously submitted in respect of the meeting will be voted at the adjourned meeting unless properly revoked.

The Company's proxy statement and definitive additional materials filed with the SEC remain unchanged. The record date for stockholders entitled to vote at the annual meeting remains April 13, 2015.

YOUR PARTICIPATION IS IMPORTANT - PLEASE VOTE TODAY!

The Company asks for stockholders’ support by voting in accordance with the recommendations of the Board of Directors on Proposal 1, the election of directors, and Proposal 3, the say-on-pay proposal.

The stockholders may vote in one of several ways: Visit the website listed on your proxy card or Notice to vote VIA THE INTERNET, or call the telephone number specified on your proxy card or on the website listed on your Notice to vote BY TELEPHONE.

If you received paper copies of your proxy materials in the mail, sign, date and return your proxy card in the postage-paid envelope that was provided to vote BY MAIL. Stockholders who need assistance voting their shares should contact the Company's proxy solicitor, Georgeson at 1-888-658-5755.

●	ZAGG products
●	ZAGG investor relations
●	ZAGG on Facebook
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●	ZAGG on YouTube
●	ZAGG blog

About ZAGG Inc:

ZAGG Inc (Nasdaq: ZAGG) and its subsidiaries (the "company") design, produce and distribute creative mobile accessory solutions. The company's three distinct brands -- ZAGG, iFrogz and invisibleSHIELD® -- offer solutions such as keyboards, cases, screen protection, audio, power management and gaming products. ZAGG serves as the professional, work-hard technology-based product line; iFrogz is the fun, trend-driven, clever and colorful product line; and invisibleSHIELD is the durable, scientifically formulated, protective product line. ZAGG Inc distinguishes itself by offering industry-leading products through targeted global distribution channels, with the broadest product offering in its sector. More information about the company and its brands is available at ZAGG.com or on Facebook, Twitter, Google+ and YouTube.

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CONTACT:

Investor Relations:

ZAGG Inc

Kim Rogers

801-506-7008

kim.rogers@zagg.com

Media:

Edelman

Roman Skuratovskiy

650-762-2835

roman.skuratovskiy@edelman.com

Company:

ZAGG Inc

Nathan Nelson

801-506-7341

nnelson@zagg.com

Source: ZAGG Inc